SCHEDULE 14A
                                 (RULE 14A-101)
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 3)


Filed by the Registrant [X]

Filed by a party other than the Registrant [   ]


Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ] Confidential for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive additional materials
    [ ]  Soliciting material pursuant toss.240.14a-11(c) orss.240.14a-12


                          UNIVERSAL MONEY CENTERS, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
        2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
        4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
        5) Total fee paid:
--------------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. SEC File No. 1-08460

        1) Amount previously paid:
--------------------------------------------------------------------------------
        2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
        3) Filing party:
--------------------------------------------------------------------------------
        4) Date filed:
--------------------------------------------------------------------------------

[Logo and Name]                                                 6800 Squibb Road
                                                           Mission, Kansas 66202
                                                                   (913)831-2055
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                December 11, 2003


      The annual meeting of the shareholders of Universal Money Centers, Inc., a Missouri corporation (the "Annual Meeting"), will be held at the offices of Stinson Morrison Hecker LLP, 2600 Grand Blvd, 12th Floor, Kansas City, Missouri 64108, on December 11, 2003 at 10:00 a.m., Central time, for the following purposes:


      1. To consider and act upon a proposal to amend the corporation's Articles of Incorporation to effect a 1-for-250 reverse stock split followed immediately by a 250-for-1 forward stock split of the corporation's outstanding common stock (the "Transaction"). As a result of the Transaction, (a) each share of the corporation's common stock held by a shareholder owning fewer than 250 shares immediately before the effective time of the reverse stock split will be converted into the right to receive from the corporation Ten Cents ($0.10) in cash, without interest, and (b) each share of common stock held by a shareholder owning 250 or more shares will continue to represent one share of the corporation's common stock after completion of the Transaction. A copy of the proposed amendment to the corporation's Articles of Incorporation is attached as Appendix A to the accompanying Proxy Statement.

      2. To consider and act upon a proposal to elect three directors of the corporation as set forth in the accompanying Proxy Statement.

      3. To consider and transact such other business as may properly come before the Annual Meeting.


      Shareholders of record at the close of business on November 6, 2003 are entitled to vote at the Annual Meeting.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      TO INSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. Sending in your Proxy now will not interfere with your rights to attend the Annual Meeting or to vote your shares personally at the Annual Meeting if you wish to do so.

      You are cordially invited to attend the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                                     David S. Bonsal
                                                     Chairman of the Board
                                                     and Chief Executive Officer
DATE: November 12, 2003
      Mission, Kansas


--------------------------------------------------------------------------------
PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY CARD. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT RETURN ANY STOCK CERTIFICATES AT THIS TIME. AFTER THE EFFECTIVE DATE OF THE TRANSACTION YOU WILL RECEIVE INSTRUCTIONS FOR EXCHANGING YOUR CERTIFICATES.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page


PROXY STATEMENT..............................................................1
VOTING AND PROXIES...........................................................1
SUMMARY TERM SHEET...........................................................2
PROPOSAL 1 AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A 1 FOR 250 REVERSE STOCK SPLIT AND A 250 FOR 1 FORWARD STOCK SPLIT OF OUR COMMON STOCK..5
  General....................................................................5
SPECIAL FACTORS..............................................................6
  Background of the Transaction..............................................6
  Purpose and Reasons for the Transaction....................................7
  Fairness of the Transaction................................................8
  Effects of the Transaction................................................14
  Material U.S. Federal Income Tax Consequences.............................16
  Conduct of Business After the Transaction.................................17
  Past Business Combination Discussions.....................................17
  Appraisal Rights..........................................................18
EXCHANGE OF FRACTIONAL SHARE CERTIFICATES FOR CASH..........................18
ESCHEAT LAWS................................................................19
COSTS AND FINANCING OF THE TRANSACTION......................................20
FINANCIAL INFORMATION.......................................................20
BOARD OF DIRECTORS DISCRETION...............................................21
MARKET FOR COMMON STOCK, DIVIDENDS AND STOCK PURCHASES......................21
  Market for Common Stock...................................................21
  Dividends.................................................................21
  Stock Repurchases by UMC..................................................21
VOTE REQUIRED...............................................................21
RECOMMENDATION OF THE BOARD OF DIRECTORS....................................22
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..................22
PROPOSAL 2  ELECTION OF DIRECTORS...........................................24
  Nominees for Election as Directors........................................24
  Meetings of the Board of Directors and Committees.........................24
  Section 16(a) Beneficial Ownership Reporting Compliance...................25
INDEPENDENT AUDITORS........................................................25
  Audit Fees................................................................26
  All Other Fees............................................................26
AUDIT COMMITTEE REPORT......................................................26
EXECUTIVE OFFICERS OF THE COMPANY...........................................27
EXECUTIVE COMPENSATION......................................................27
  Officer Compensation......................................................27
  Director Compensation.....................................................28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................29
  Universal Funding Corporation.............................................29
  Loan Commitment...........................................................31
FUTURE SHAREHOLDER PROPOSALS................................................31
GENERAL.....................................................................31
  Other Matters.............................................................31

  Solicitation of Proxies...................................................32
ADDITIONAL INFORMATION......................................................32
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................32
ANNEXES.....................................................................33
APPENDIX A.................................................................A-1

                          UNIVERSAL MONEY CENTERS, INC.
                                6800 Squibb Road,
                              Mission, Kansas 66202
                                 (913) 831-2055


                                                               November 12, 2003


                                 PROXY STATEMENT


      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Universal Money Centers, Inc. ("UMC", "we", "us", "our"), for the annual meeting of shareholders to be held on December 11, 2003 at 10:00 a.m. Central time, at the offices of Stinson Morrison Hecker LLP, 2600 Grand Blvd., 12th Floor, Kansas City, Missouri 64108, or any postponements or adjournments thereof (the "Annual Meeting"). These proxy solicitation materials were mailed on or about November 12, 2003 to all shareholders entitled to vote at the Annual Meeting.


      Copies of our annual report to shareholders for the fiscal year ended January 31, 2003 ("Annual Report") and our Quarterly Reports on Form 10-QSB for the fiscal quarters ended April 30, 2003 and ended July 31, 2003 (collectively, "Quarterly Reports") are enclosed herewith. Such reports are not incorporated in this Proxy Statement and are not to be deemed a part of the proxy soliciting material, except as expressly provided herein.

                               VOTING AND PROXIES


      Only shareholders of record at the close of business on November 6, 2003 are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of UMC as of such date consisted of 4,157,378 shares of common stock, $.01 par value ("Common Stock"). The principal executive offices of UMC are located at 6800 Squibb Road, Mission, Kansas 66202.


      If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, they will be voted for (a) approval of the amendment of UMC's Articles of Incorporation to effect a 1-for-250 reverse stock split followed immediately by a 250-for-1 forward stock split of UMC's outstanding Common Stock; and (b) the nominees for directors named herein.

      Shareholders are entitled to one vote per share on all matters, except the election of directors, as to which cumulative voting applies. Under cumulative voting, each shareholder is entitled to cast as many votes as shall equal the number of shares held by the shareholder multiplied by the number of directors to be elected, and such votes may all be cast for a single director or may be distributed among the directors to be elected as the shareholder wishes. If a shareholder desires to cumulate his or her votes, the accompanying Proxy should be marked to indicate clearly that the shareholder desires to exercise the right to cumulate votes and to specify how the votes are to be allocated among the nominees for directors. For example, a shareholder may write "cumulate" on the Proxy and write below the name of the nominee or nominees for whom the shareholder desires to cast votes the number of votes to be cast for such nominee or nominees. Alternatively, without exercising his or her right to vote cumulatively, a shareholder may instruct the proxy holders not to vote for one or more of the nominees by lining through the name(s) of such nominee or nominees on the Proxy. If the Proxy is not marked with respect to the election of directors, authority will be granted to the persons named in the Proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible.

      A shareholder may revoke his or her Proxy at any time before it is voted by giving to our Secretary written notice of revocation bearing a later date than the Proxy, by submission of a later-dated Proxy, or by revoking the Proxy and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. Any written notice revoking a Proxy should be sent to Ms. Pamela A. Glenn, Corporate Secretary, Universal Money Centers, Inc., 6800 Squibb Road, Mission, Kansas 66202.

      The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a shareholder fails to provide voting instructions to the shareholder's broker for shares held in "street name." Under those circumstances, the broker may be authorized to vote the shares on some routine items but is prohibited from voting on other items. Those items for which a shareholder's broker cannot vote result in broker non-votes.

      In tabulating the votes cast on proposals other than the election of directors, abstentions are counted and broker non-votes are not counted for purposes of determining whether a proposal has been approved. Approval of the amendment to the Articles of Incorporation requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote thereon. If a shareholder votes to "abstain" on this proposal, it will have the same effect as if the shareholder voted against the proposal. Brokers are prohibited from voting shares held in street name on behalf of a shareholder on this proposal absent voting instructions from the shareholder. Consequently, if a shareholder fails to provide voting instructions to the shareholder's broker to vote shares held in street name in favor of the proposal, it will have the same effect as if the shareholder voted against the proposal. In tabulating the votes cast on the election of directors, votes withheld and broker non-votes are not counted for purposes of determining the directors who have been elected.

                               SUMMARY TERM SHEET

      This summary term sheet highlights selected information from the Proxy Statement about the proposed Transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Proxy Statement (including Appendix A) and all of its annexes before you vote. For your convenience, we have directed your attention in parentheses to the location in this Proxy Statement where you can find a more complete discussion of each item listed below.

      As used in this Proxy Statement, "Transaction" refers to the reverse stock split and forward stock split, together with the related cash payments to shareholders holding fewer than 250 shares. The term "affiliated shareholder" means any shareholder who is a director or executive officer of UMC. The term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder.

      What is the proposed Transaction? (Page 5) The proposed Transaction is a 1 for 250 reverse stock split of the Common Stock of UMC followed by a 250 for 1 forward stock split of the Common Stock of UMC. If the Transaction is approved and completed:

      o UMC shareholders holding fewer than 250 shares of Common Stock immediately prior to the reverse stock split ("fractional holders") will receive a cash payment from UMC of Ten Cents ($0.10) per share, without interest, for each share of Common Stock held immediately prior to the reverse stock split, and will no longer be shareholders of UMC;

      o UMC shareholders holding 250 or more shares immediately prior to the effective time of the reverse stock split will continue to hold the same number of shares of Common Stock after completion of the Transaction and will not receive any cash payment.

      For a description of the provisions regarding the treatment of shares held in street name, please see "Exchange of Fractional Share Certificates for Cash" on page 15 of this Proxy Statement.

      What is the purpose for the Transaction? (Page 7) The purpose of the Transaction, which is described in more detail in the Proxy Statement under "Special Factors-Purpose and Reasons for the Transaction," is to:

      o relieve UMC of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Securities Exchange Act of 1934 (the "Exchange Act"), by reducing the number of shareholders from approximately 1430 to approximately 240 and de-registering our Common Stock under the Exchange Act;

      o eliminate the expense and burden of dealing with a large number of shareholders holding small positions in UMC's stock;

      o give shareholders who own fewer than 250 shares of Common Stock immediately prior to the reverse stock split the opportunity to liquidate their shares of Common Stock at a fair price; and

      o cause minimal disruption to shareholders owning 250 or more shares of Common Stock. "--Special Factors--Fairness of the Transaction--Factors Considered in Determining Whether to Terminate Registration as a Reporting Company."

      What is the reason for the two-step structure of the Transaction? (Page 7) The reason for the reverse stock split is to reduce the number of shareholders below 300. The reason for the forward stock split is to reduce the disruption caused by the reverse stock split to the shareholders of record who own 250 or more shares of Common Stock prior to the Transaction. Following the reverse stock split with a forward stock split will reduce shareholder disruption by avoiding the requirement that such shareholders forward their stock certificates to UMC in exchange for (a) cash for fractional shares of Common Stock and (b) replacement stock certificates for whole shares of Common Stock. As a result of the two-step structure, the share holdings of holders of 250 or more shares will not be affected in the transaction. Conducting the Transaction in this manner minimizes the costs of the Transaction while achieving the goals outlined in this Proxy Statement. See "Special Factors--Purpose and Reasons for the Transaction".

      Why are we proposing the Transaction at this time? (Pages 7, 11 and 17) We are proposing the Transaction at this time to reduce expenses as well as the distractions from our business caused by our public reporting obligations. See "Special Factors--Purpose and Reasons for the Transaction", "Special Factors--Fairness of the Transaction".

      Is the Transaction fair? (Page 8) Based on the reasons detailed under "Proposal 1-Special Factors-Fairness of the Transaction", the board of directors of UMC believes that the Transaction, including the price per share of Common Stock to be paid to fractional holders, is fair to UMC and its shareholders, including unaffiliated shareholders. The transaction was unanimously approved by all of the members of board of directors of UMC, including members who are not employees of UMC. UMC did not:

      o obtain an independent fairness opinion in connection with the proposed Transaction,

      o structure the Transaction to require the approval of at least a majority of the shares held by unaffiliated shareholders, or

      o establish a committee of independent directors to represent the interests of unaffiliated shareholders.

      What are the effects of the Transaction? (Page 13) We believe that the Transaction will have the following effects:

      o the number of our shareholders of record will be reduced from approximately 1430 to approximately 240, and the number of outstanding shares of Common Stock will decrease by approximately 1.2% from 4,157,378 shares to approximately 4,100,000 shares at a cost to us (including expenses) of approximately $85,800;

      o UMC will no longer be required to comply with the public company reporting requirements of the Exchange Act, and certain provisions of the Exchange Act will no longer apply to executive officers and directors of UMC;

      o the Common Stock will no longer be eligible to be traded on the OTC Bulletin Board and any trading in our Common Stock after the Transaction will be limited to the "pink sheets" or privately negotiated sales;

      o shareholders who own fewer than 250 shares immediately prior to the effective time of the reverse stock split will no longer have an interest in or be shareholders of UMC and will not be able to participate in any future earnings or growth of UMC;

      o UMC estimates that it will save approximately $73,000 per year in legal, accounting and other expenses, in addition to management time and attention, as a result of no longer being subject to the public company reporting requirements of the Exchange Act;

      o less information regarding UMC will be publicly available because UMC will no longer be subject to the public company reporting requirements of the Exchange Act;

      o the percentage of ownership of Common Stock beneficially owned by the current executive officers and directors of UMC as a group will increase from approximately 55.0% to approximately 56.0%.

      What are the U.S. Federal Income Tax Consequences? (Page 15) The following discussion summarizing certain federal income tax consequences is based on current law and is included for general information only. Tax matters are very complicated, and the tax consequences to you of the Transaction will depend on your own situation. Shareholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Transaction in light of their individual circumstances.

      We believe that the Transaction will have the following federal income tax consequences:

      o The Transaction should result in no material federal income tax consequences to UMC.

      o The receipt of cash in the Transaction by fractional holders will be taxable for Federal income tax purposes.

      o   Shareholders   who  own  250  or  more  shares  of  our  Common  Stock
          immediately prior to the reverse stock split will not recognize any gain or loss in connection with the Transaction.

      What are the costs of the Transaction? (Page 19) We estimate that the total funds required to complete the Transaction will be approximately $85,800, including the funds needed to:

      o   pay cash to the fractional shareholders for their fractional shares;

      o   cover costs of exchanging the fractional shares for cash; and

      o   pay fees and expenses relating to the Transaction.

      How will we pay for the Transaction? (Page 19) We plan to pay amounts due to the fractional shareholders and fees and expenses incurred in connection with the Transaction from our working capital.

      Are there appraisal rights available to the shareholders? (Page 17) Under Missouri law, you are not entitled to dissent from the Transaction and receive the "fair value" of your shares.

      What is the vote required to approve the Transaction? (Page 20) Approval of the Transaction requires the approval of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote on the proposed Transaction at the Annual Meeting. As of the record date, the executive officers and directors of UMC beneficially owned a total of approximately 55% of the outstanding Common Stock entitled to vote at the Annual Meeting and thus control the votes required to approve the Transaction. Each executive officer and director of UMC has advised UMC that he or she intends to vote his or her shares in favor of the Transaction.

      What is the recommendation of the board of directors? (Page 21) The board of directors unanimously recommends that shareholders of UMC vote "FOR" the approval of the Transaction.

                                   PROPOSAL 1

                   AMENDMENT TO OUR ARTICLES OF INCORPORATION
            TO EFFECT A 1 FOR 250 REVERSE STOCK SPLIT AND A 250 FOR 1
                     FORWARD STOCK SPLIT OF OUR COMMON STOCK

GENERAL

      Our board of directors has unanimously adopted and directed to be submitted to a vote of the shareholders a proposal to amend Article III of UMC's Articles of Incorporation to effect a 1 for 250 reverse stock split of our outstanding Common Stock, to be followed by a 250-for-1 forward stock split of our outstanding Common Stock held by holders of record of 250 or more shares of our Common Stock immediately prior to the reverse stock split.

      The purpose for the reverse stock split is to decrease the number of outstanding shares to below 300 so that UMC may terminate its registration under the Exchange Act. UMC will immediately follow the reverse stock split with a forward stock split to (a) limit the disruption to the holders of 250 or more shares of Common Stock who are not being cashed out in the Transaction and (b) reduce the costs of the

Transaction by avoiding costs associated with cashing out the fractional shares of the holders of 250 or more shares of stock and reissuing stock certificates to such shareholders. See "--Special Factors--Fairness of the Transaction--Factors Considered in Determining Whether to Terminate Registration as a Reporting Company".

      The proposed amendment will not change the number of authorized shares of Common Stock or the par value of the shares of Common Stock. The proposed amendment to Article III of the Articles of Incorporation to effect the reverse stock split and the forward stock split is set forth in Appendix A to this Proxy Statement and is incorporated herein by reference.

      No fractions of shares will be issued to fractional holders in connection with the Transaction and, after the Transaction, no fractional holder will have any further interest as a shareholder of UMC. Fractional holders shall be entitled to receive Ten Cents ($0.10) per share of Common Stock held immediately prior to the reverse stock split.

      If approved by the shareholders, the Transaction will be accomplished by the filing of a Certificate of Amendment to UMC's Articles of Incorporation with the Missouri Secretary of State. We plan to file the Certificate of Amendment as soon as practicable after the proposed amendment is approved by shareholders at the Annual Meeting. Under the Missouri General and Business Corporation Law, the amendment to the Articles of Incorporation will become effective on the date of filing, unless we specify otherwise. The board of directors reserves the right not to file the Certificate of Amendment until such time as the board of directors determines that filing is in the best interests of UMC and the shareholders. Our board of directors also reserves the right to abandon the Transaction before or after the Annual Meeting and prior to the effectiveness of the Transaction if for any reason the board of directors deems it advisable to do so.

      Any fractional holder who desires to retain an equity interest in UMC after the Transaction may do so by purchasing, prior to the effective time of the reverse stock split, a sufficient number of shares of Common Stock so that the shareholder holds 250 or more shares of our Common Stock. Due to the limited trading market for our Common Stock, it may be difficult for a fractional holder to purchase enough shares to retain an equity interest in UMC.

                                 SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

      From time to time since 2001, members of management and the board of directors have informally discussed the relative costs and benefits of remaining a public company. UMC has historically been a very small company, with a relatively large number of small stockholders and very infrequent trading in its Common Stock. In recent years, UMC's costs relating to its public company status have increased, as a result of the requirement that UMC's quarterly financial statements be reviewed by UMC's independent auditors and as a result of the enactment of the Sarbanes-Oxley Act of 2002. In addition, UMC has suffered losses in recent years. For these reasons, in May of 2003, the Chairman of the Board raised in informal discussions with the full board whether UMC should formally consider a going private transaction. Based on the informal discussions, the Chairman of the Board proposed a meeting date to consider the going private transaction and requested that management prepare an analysis of a going private transaction. As a result of these developments, the board of directors formally considered various alternatives to reduce UMC's expenses at a meeting held on July 23, 2003. See "--Fairness of the Transaction", "--Factors Considered in Determining Form of Transaction".

      At its July 23, 2003 meeting, the board of directors determined that it was in the best interests of UMC and its shareholders to reduce the number of shareholders of record of UMC and terminate UMC's status as a reporting company under the Exchange Act. After consideration of the alternatives described below (see "--Fairness of the Transaction"), the board of directors decided to accomplish the Transaction through:

      o a 1 for 250 reverse stock split, followed by a 250 for 1 forward stock split for shareholders holding 250 or more shares of Common Stock immediately prior to the reverse stock split, and

      o a cash payment to each shareholder holding fewer than 250 shares of Common Stock immediately prior to the reverse stock split in exchange for their fractional shares.

After further consideration at the meeting, the board of directors determined that the amount of the cash payment to each fractional holder would be Ten Cents ($0.10) per share of Common Stock held immediately prior to the reverse stock split. The board then adopted the proposed amendment to the Articles of Incorporation to effect the Transaction and directed that the proposed amendment be submitted to the shareholders for approval at the Annual Meeting.

PURPOSE AND REASONS FOR THE TRANSACTION

      The board of directors decided to propose the Transaction in order to (a) reduce administrative costs incurred by UMC in connection with the continued registration of UMC's Common Stock under the Exchange Act, (b) reduce administrative costs incurred by UMC in connection with the maintenance of small shareholder accounts, (c) allow small shareholders to liquidate their shares easily, (d) limit the disruption to the holders of 250 or more shares of Common Stock who are not being cashed out in the Transaction and (e) reduce the costs of the Transaction by avoiding costs associated with cashing out the fractional shares of the holders of 250 or more shares of Common Stock and reissuing stock certificates to such shareholders. See "--Special Factors--Fairness of the Transaction--Factors Considered in Determining Whether to Terminate Registration as a Reporting Company". UMC is undertaking the Transaction at this time in order to obtain the benefits of the Transaction at the earliest possible date and to avoid potential increased costs in complying with new federal securities regulations adopted under the Sarbanes-Oxley Act of 2002.

      Exchange Act Reporting. As a public company, UMC is required to prepare and file with the SEC, among other items, the following Exchange Act reports:

      o   Quarterly Reports on Form 10-QSB;

      o   Annual Reports on Form 10-KSB;

      o Proxy statements and annual reports to shareholders as required under the Exchange Act; and

      o   Current Reports on Form 8-K.

      The legal and accounting costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These Exchange Act reports and related costs and expenses have been increasing over the years. We believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002.

      In addition to out-of-pocket costs, UMC also incurs indirect costs associated with its public company status, including executive time spent to prepare and review SEC filings. Because UMC has relatively few executive personnel, these indirect costs can be substantial. The savings in out-of-pocket costs that would result from the Transaction are estimated to be as follows:

                                                        Approximate
                           Item                           Amount
                           ----                           -------
             Independent Auditors Fees                    $32,500
             SEC Counsel Fees                             $32,500
             Printing and Mailing Costs                   $ 6,500
             Newswire Expense                             $ 1,300
             Proxy Forwarding Expenses                    $   200
                                                          -------

                                         TOTAL            $73,000

      Administrative Expenses to Maintain Small Shareholder Accounts. As of the date of the Proxy Statement, UMC had approximately 1,430 shareholders of record. On that date, approximately 1,190 shareholders of record owned fewer than 250 shares each. Although holders of fewer than 250 shares constitute 83% of the shareholders of record of UMC, such shareholders own only 1.2% of the outstanding shares of Common Stock. As of the date of this Proxy Statement, approximately 528 shareholders of record owned ten or fewer shares each. The cost of administering each registered shareholder's account is the same regardless of the number of shares held in that account. Therefore, our costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved.

      Liquidity for Small Shareholders. We believe that holders of fewer than 250 shares may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs. Because of UMC's small size and lack of significant public float, our Common Stock has not been listed on a national stock exchange or traded on the Nasdaq stock market for many years. The trading volume in our stock has been, and continues to be, very limited. UMC is not aware of any trades of Common Stock on the OTC Bulletin Board between January 1, 2002 and July 23, 2003. The Pink Sheets, LLC reported to UMC that there had been no trades in the "pink sheets" in the first six months of 2003 and one trade in 2002.

      As described below, the board of directors believes that the value per share of Common Stock is Ten Cents ($0.10). Based upon this valuation, each holder of fewer than 250 shares of Common Stock owns stock valued in the aggregate at less than $25.00, and each holder of ten or fewer shares owns stock valued in the aggregate at $1.00 or less. 528 shareholders of UMC own of record ten or fewer shares. The board of directors believes that the Transaction will give fractional holders an opportunity to receive cash for their shares without having to pay disproportionately high brokerage commissions.

FAIRNESS OF THE TRANSACTION

      The board of directors believes that

      o the Transaction is fair to, and in the best interests of, UMC and its shareholders, including unaffiliated shareholders who are cashed out and those who are not cashed out; and

      o the process by which the Transaction is to be approved is fair to UMC and its shareholders, including unaffiliated shareholders who are cashed out and those who are not cashed out.

      In deciding upon the fairness of the Transaction, the board of directors gave consideration to numerous factors, including those described below and the reasons for the Transaction set forth in "Purpose and Reasons for the Transaction" above. In reaching its conclusion, the board did not assign any relative or specific weights to the various factors considered, except as specifically described below. Individual directors may have given differing weights to different factors.

      Factors Considered in Determining Whether to Terminate Registration as a Reporting Company. At its meeting on July 23, 2003, the board first considered whether it was in the best interests of UMC and its shareholders to engage in a transaction to reduce the number of shareholders in order to terminate UMC's status as a reporting company under the Exchange Act. The board considered the following positive factors in determining that it was in the best interests of UMC and its stockholders to engage in a transaction:

      o UMC and its shareholders receive little benefit from UMC being a public company because of UMC's very small size, the lack of analyst coverage and the very limited trading in UMC's stock.

      o Terminating UMC's registration under the Exchange Act and reducing the number of shareholders would reduce UMC's annual out-of-pocket expenses by approximately $73,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions.

      o The costs of remaining a public company appear to be increasing as a result of the enactment of the Sarbanes-Oxley Act of 2002.

      o Small shareholders would receive cash for their interests in any such transaction without payment of disproportionately high brokerage costs.

      o The two-step structure of the Transaction will limit the disruption caused to the holders of 250 or more shares of Common Stock who are not being cashed out in the Transaction by avoiding the requirement that such shareholders forward their stock certificates to UMC in exchange for (a) cash for fractional shares of Common Stock and (b) replacement stock certificates for whole shares of Common Stock.

The board considered the following negative factors in determining whether it was in the best interests of UMC and its shareholders to terminate the registration of UMC's Common Stock under the Exchange Act:

      o Information regarding UMC that would be available to its shareholders would be reduced as a result of the termination.

      o The ability of shareholders of UMC to engage in transactions in UMC stock in public markets may be reduced. However, based on the historically low trading volume, this factor would have a limited impact on the shareholders.

      o Shareholders would lose certain protections currently provided under the Exchange Act, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Exchange Act.

      o   UMC would incur costs in engaging in any such transaction.

      After consideration of these factors, the board of directors determined that the benefits of terminating UMC's registration under the Exchange Act outweighed the detriments to UMC and its shareholders, including unaffiliated shareholders that are not cashed out in the Transaction.

      Factors Considered in Determining Form of Transaction. After considering several different forms of transactions at its meeting on July 23, 2003, the board determined to conduct a reverse stock split followed by a forward stock split in order to ensure that the UMC would have fewer than 500 shareholders of record, which is necessary to terminate the registration UMC's Common Stock under the Exchange Act, and to minimize the disruption to shareholders not being cashed out. The board considered the fact that small shareholders would not have a choice as to whether to sell their shares in this form of transaction, but also took into account that the economic interests represented by their shares were very small and that the such holders could remain shareholders if they so desired by increasing their share ownership to 250 shares.

      The board selected 250 shares as the ownership minimum because it would ensure that, after completion of the Transaction, the number of record shareholders would be fewer than the 500 shareholder threshold necessary to terminate registration with the SEC, it would substantially reduce the number of shareholders of record of UMC and it would require the repurchase of a relatively small number of shares (approximately 50,000 shares, or 1.2% of UMC's outstanding shares).

      The board considered several different types of transactions to accomplish the reduction in the number of shareholders but rejected these alternatives. The following were the only alternative transactions considered:

      o Odd-lot Tender Offer. The board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders to reduce the number of shareholders below 500. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares given the limited value of the shares.

      o Tender Offer to all Unaffiliated Shareholders. The board of directors determined that UMC did not have the funds to effect this transaction and would have to incur an unacceptably high amount of additional debt, if available, in order to effect this transaction.

      o Reverse Stock Split Only. Although this alternative would accomplish the objective of reducing the number of record shareholders below the 500 shareholder threshold, UMC would be required to cash-out fractional share interests held by each shareholder, not just fractional holders. The board rejected this alternative due to the disruption caused to holders of 250 or more shares of Common Stock, who are not being cashed out in the Transaction.


      o Business Combination. The board decided not to shop UMC because it did not consider a business combination as a viable alternative to going private. This decision was made due to the financial condition of UMC. In addition, a business combination would not reduce the number of shareholders of record and would not meet the goals of the Transaction to eliminate the costs of being a public company. A sale of UMC would require a willing acquiror. We are not, and were not, aware of any opportunities to combine with another entity as acquiree or acquiror. See "--Past Business Combination Discussions".


      Factors Considered in Determining Cash-out Price of Fractional Shares. In considering the price to be paid to shareholders otherwise entitled to fractional shares of Common Stock in the Transaction, the board reviewed and discussed with management certain of the materials which management had prepared and previously distributed to the board regarding the valuation of shares of Common Stock. The following materials were prepared by management and distributed to the board:

      o UMC's audited financial statements for year ended January 31, 2003 ("fiscal 2003"),

      o UMC's quarterly report on Form 10-QSB for the first quarter of the fiscal year ended January 31, 2004,

      o a listing of bid prices for the Common Stock for calendar year 2002 and the first six months of 2003, and

      o a summary of stock repurchases by UMC for the fiscal years ended January 31, 2001, 2002 and 2003 and the first quarter of the current fiscal year.

      The board considered the net value of the assets of UMC, and the recent losses suffered by UMC and its limited liquidity in determining the cash-out price for the fractional shares. The board noted that the book value of the assets of UMC that was $0.15 per share as of January 31, 2003 had decreased to $0.097 per share as of April 30, 2003. The board determined that book value per share was a fair approximation of the net value of the assets of UMC. The board also discussed that the liquidation value of UMC would probably be less than the net value of the assets because of the costs of liquidation. In its discussion of liquidation value, the board assumed that UMC would be able to sell its assets for no more than net value and would incur costs in doing so. The board considered the substantial losses incurred by UMC in recent years and its decreasing liquidity. In making its determination, the board also discussed the following potential measures of value:

      o Current Market Prices; Recent Historical Market Prices. The board of directors considered recent historical market prices and current market prices of Common Stock. UMC did not locate any reported trades of Common Stock on the OTC Bulletin Board between January 1, 2002 and July 23, 2003. The Pink Sheets, LLC reported to UMC that there had been no trades in the "pink sheets" in 2003 and one trade in 2002 at a price of $.001 per share. UMC does not know how many shares were traded in the single transaction. The board concluded that there was not an active market for the stock, but did note that the cash-out price substantially exceeded the only reported trade in Common Stock since January 1, 2002 that UMC could locate.

      o Prices Paid In Recent Stock Repurchases By UMC. The board considered recent repurchases made by UMC. UMC has made only one repurchase of stock during the past two years. In April 2002, UMC purchased 83,595 shares of Common Stock from David A. Windhorst, the former President of UMC, in connection with the settlement of litigation with Mr. Windhorst. The average purchase price for these shares was approximately Sixteen Cents ($0.16) per share. However, under the settlement agreement, 25,000 of the shares, which were previously tendered to and not accepted by Mr. Windhorst, were assigned a value of Forty Cents ($0.40) per share, the value assigned to the shares at the time they were tendered to Mr. Windhorst in 2000. The remaining 58,595 shares owned by Mr. Windhorst, were purchased for approximately Six Cents ($0.06) per share under the settlement agreement. Because the repurchase was part of a settlement of a number of claims, the board did not place substantial weight on the amount allocated to the repurchase of shares in the settlement agreement.

      o Net Book Value. As of April 30, 2003, the net book value per share was $0.097. The board noted that book value is an accounting concept rather than a true measure of value, but the board did determine that net book value in this case was a fair approximation of net asset value. The board took into account that net book value had further declined since April 30, 2003. The board noted that the cash-out price exceeded the net book value and net asset value per share of UMC.

      o Going Concern Value. The board did not determine a specific going concern value for UMC. The board did review UMC's net asset value, recent losses and limited liquidity and concluded that its going concern value would not exceed the cash-out price. The board reviewed the results of operations of UMC for the previous three years and for the first quarter of fiscal year 2004. For fiscal years 2001, 2002 and 2003, UMC reported net losses of $14,209, $1,025,855 and $271,075, respectively. For the quarter ended April 30, 2003, UMC reported a net loss of $231,007. At April 30, 2003, UMC had a working capital deficit of $1,467,504 and a ratio of current assets to current liabilities of .16.

      o Liquidation Value. The board reviewed liquidation value as the price received for all of the assets of UMC in a commercially reasonable sale. The board concluded that liquidation value would be less than net book value given the costs of liquidation.

      All the factors considered by the board in determining the fairness of the cash-out price have been discussed in this section.

      After consideration of all of these factors, the board choose to disregard the January 31, 2003 book value of $0.15 due to the continuing deterioration of the financial condition since that date. The board determined that book value per share as of April 31, 2003 was a fair approximation of the net value of the assets of UMC as of the date of the meeting of the board. Based on these factors, the board determined that the cash-out price of Ten Cents ($0.10) per share is fair to UMC and its shareholders, including unaffiliated shareholders.

      Additional Factors Considered in Determining Fairness of Transaction. The board of directors considered the following additional factors in determining that the proposed Transaction is fair to UMC and its shareholders, including unaffiliated shareholders:

      o The Transaction was unanimously approved by the board of directors of UMC, including all of the directors who are not employees of UMC. Non-employee directors constitute a majority of the members of the board of directors.

      o The Transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. The board determined that any such voting requirement would usurp the power of the holders of a majority of UMC's outstanding shares to consider and approve the proposed amendment as provided under Missouri law and UMC's charter documents.

      o No independent committee of the board has reviewed the fairness of the Transaction proposal. However, the independent directors of UMC voted in favor of the Transaction.

      o   No  unaffiliated   representative  acting  solely  on  behalf  of  the
          shareholders for the purpose of negotiating the terms of the Transaction proposal or preparing a report covering the fairness of the Transaction proposal was retained by UMC or by a majority of directors who are not employees of UMC. UMC did not obtain any report, opinion or appraisal that is materially related to the Transaction. The board of directors did not believe that it would be cost-effective to obtain a fairness opinion, because the aggregate value of the fractional shares to be purchased is approximately $5,000.

      o No provision was made by UMC to grant unaffiliated shareholders access to the corporate files of UMC or to obtain counsel or appraisal services at the expense of UMC.

      Based upon all of the factors described above and the reasons for the Transaction set forth in "Purpose and Reasons for the Transaction" above, the board of directors believes that the transaction is fair to, and in the best interests of, UMC and its shareholders, including unaffiliated shareholders, and the board of directors believes that the process by which the Transaction is to be approved is fair to UMC and its shareholders, including unaffiliated shareholders.

      Fairness to Remaining Shareholders Who Owned 250 or More Shares Prior to the Transaction. The board of directors considered several factors in determining that the proposed Transaction is fair to those shareholders who will remain after the Transaction because they owned 250 or more shares prior to the Transaction. While the Transaction will result in the loss of the protections of the Securities Exchange Act of 1934 for these shareholders and the loss of the ability to trade the Common Stock on the OTC Bulletin Board, the Board determined the Transaction was fair to such shareholders for the following reasons:

      o Historical data indicates that the Common Stock trades publicly on a very infrequent basis. In addition, UMC and its shareholders currently receive little benefit from UMC being a public company because of UMC's very small size, the lack of analyst coverage and the very limited trading in UMC's stock. In addition, such shareholders may continue to attempt to trade in Common Stock on the "pink sheets" or in privately negotiated transactions. Therefore, the loss of the ability to trade on the OTC Bulletin Board should have a limited impact on remaining shareholders' ability to trade in the Common Stock. See "--Effect on Market for Shares".

      o Terminating UMC's registration under the Exchange Act and reducing the number of shareholders would reduce UMC's annual out-of-pocket expenses by approximately $73,000 and save management considerable time and effort that is currently being expended to comply with Exchange Act provisions. Remaining shareholders would be able to share in the benefits of the reduced costs to UMC.

      o As previously indicated the two-step structure of the Transaction will limit the disruption caused to the holders of 250 or more shares of Common Stock who are not being cashed out in the Transaction. See "--Special Factors--Fairness of the Transaction--Factors Considered in Determining Whether to Terminate Registration as a Reporting Company".

EFFECTS OF THE TRANSACTION

      Reduction in Number of Shareholders. UMC expects that as a result of the Transaction, the number of shareholders of record of UMC will be reduced from approximately 1,430 shareholders to approximately 240 shareholders, depending upon the number of shareholders otherwise entitled to fractional shares in the Transaction.

      Termination of Exchange Act Registration and Reporting. Shares of Common Stock are currently registered under the Exchange Act. Such registration may be terminated upon application by UMC to the Securities and Exchange Commission if there are fewer than 300 holders of record of our Common Stock or if the number of holders of Common Stock falls below 500 and UMC's total assets have been no more than $10 million at the end of each of its last three fiscal years. If, after termination of registration, on the first date of any of UMC's subsequent fiscal years, the number of shareholders of UMC exceeds (a) 300 and UMC has total assets of more than $10 million or (b) 500, then UMC's reporting obligations under the Exchange Act will be reinstated. In such case, UMC must file an annual report on Form 10-KSB for its preceding fiscal year within 120 days of the end of such fiscal year.

      The board of directors intends to terminate the registration of the Common Stock under the Exchange Act as soon as practicable after the Transaction is effected. Termination of registration of shares of our Common Stock would substantially reduce the information required to be furnished by UMC to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to UMC. These provisions include:

      o the beneficial ownership reporting and short-swing profit recovery provisions of Section 16,

      o the requirement to file and furnish proxy material in connection with shareholders' meetings pursuant to Section 14,

      o   the  requirement  to file  periodic  and current  reports  pursuant to
          Section 13, and

      o the requirements of Rule 13e-3 with respect to "going private" transactions.

      Furthermore, affiliates of UMC may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.

      Effects on Market for Shares. Currently, there is little, if any, public trading of Common Stock. The Common Stock is currently eligible to be traded in the over-the-counter market, both on the OTC Bulletin Board and in the "pink sheets". We believe that the Common Stock trades publicly on a very infrequent basis. UMC's Common Stock will cease to be traded on the OTC Bulletin Board and any trading in our Common Stock after the Transaction may occur only in the "pink sheets" or in privately negotiated sales. There can be no assurance that any trading will occur after UMC terminates the registration of our Common Stock.

      Effects on UMC. UMC estimates that the Transaction will reduce the number of shares of Common Stock of UMC by up to 50,000 shares (approximately 1.2% of outstanding shares) at a cost to UMC (including expenses) of approximately $85,800. See "Costs and Financing of the Transaction." The repurchased fractional shares shall be retired. The Transaction will also reduce the number of shareholders of UMC. See "Effects of the Transaction-Reduction in Number of Shareholders." Termination of registration of shares of our Common Stock would substantially reduce the information required to be furnished by UMC to its shareholders and to the SEC and would make certain provisions of
the   Exchange   Act  no  longer   applicable   to  UMC.  See  "Effects  of  the
Transaction-Termination of Exchange Act Registration and Reporting." The liquidity and market value of the shares of Common Stock may be adversely affected by the Transaction and by termination of the registration of Common Stock under the Exchange Act. See "Effects of the Transaction-Effects on Market for Shares." UMC estimates that termination of the registration of our Common Stock under the Exchange Act will save UMC approximately $73,000 per year in legal, accounting and other expenses.

      Effects on Holders of Fewer than 250 Shares of Common Stock. Following the Transaction, holders of fewer than 250 shares of Common Stock will receive payment of Ten Cents ($0.10) per share for their shares and will cease to be shareholders. They will have no further interest in UMC with respect to any cashed-out shares and will only have a right to receive cash for these shares. We will send fractional holders a letter of transmittal as soon as practicable after the Transaction with instructions on how to surrender existing certificate(s) in exchange for cash payment.

      UMC intends to permit shareholders holding Common Stock in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as shareholders whose shares are registered in their names and will instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures and shareholders holding Common Stock in street name should contact their nominees to (a) determine whether or not they are eligible to be cashed out in the Transaction and (b) instruct the nominee as to how the beneficial shareholder wishes to proceed. The Transaction structure will focus on the number of shares held by record holders. Thus, beneficial owners of fewer than 250 shares of Common Stock holding these shares in "street name" will not be required to cash in their shares if the record holder of such shares owns 250 or more shares prior to the Transaction.

      Effects on Unaffiliated Shareholders Who Own 250 or More Shares. With respect to unaffiliated shareholders who own 250 or more shares of Common Stock, termination of registration of shares of our Common Stock would substantially reduce the information required to be furnished by UMC to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to UMC, which may adversely affect unaffiliated shareholders. See "Effects of the Transaction-Termination of Exchange Act Registration." The liquidity and market value of the shares of our Common Stock held by unaffiliated shareholders may be adversely affected by the Transaction and by termination of the registration of our Common Stock under the Exchange Act. See "Effects of the Transaction-Effect on Market for Shares."

      Effects on Affiliated Shareholders. The Transaction will have various effects on shareholders who are affiliates of UMC. We expect that our executive officers and directors will continue to beneficially own the same number of shares immediately after the Transaction and the percentage of ownership of our Common Stock held by executive officers and directors of UMC, as a group, will increase by less than 1% of outstanding shares. As described under "Effects of the Transaction-Termination of Exchange Act Registration," if the registration of the our Common Stock is terminated under the Exchange Act:

      o executive officers, directors and other affiliates would no longer be subject to any of the reporting requirements and restrictions of the Exchange Act, including the short-swing profit provisions of the
          Section 16, and

      o executive officers, directors and other affiliates of UMC may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144, as amended.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following summarizes certain material federal income tax consequences to UMC and its shareholders resulting from the Transaction. This discussion is included for general information only. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the Transaction. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of their individual circumstances.

      Federal Income Tax Consequences to UMC. We believe that the Transaction will be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to UMC.

      Federal Income Tax Consequences to Shareholders Owning 250 or More Shares. If you (1) continue to hold our Common Stock immediately after the Transaction, and (2) you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and you will have the same adjusted tax basis and holding period in your Common Stock as you had in such stock immediately prior to the Transaction.

      Federal Income Tax Consequences to Fractional Holders. If you receive cash as a result of the Transaction but do not continue to hold our Common Stock immediately after the Transaction, your tax consequences will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold our Common Stock immediately after the Transaction, as explained below.

      If you (1) receive cash in exchange for our Common Stock as a result of the Transaction but do not continue to hold our Common Stock immediately after the Transaction, and (2) you are not related to any person or entity which holds our Common Stock immediately after the Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

      If you are related to a person or entity who continues to hold our Common Stock immediately after the Transaction (as determined by the Internal Revenue
Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for our Common Stock to be treated first as ordinary dividend income to the extent of your ratable share of UMC's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who continues to hold our Common Stock immediately after the Transaction, you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Transaction, in light of your specific circumstances.

      Capital Gain And Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

      Backup Withholding. Shareholders who own fewer than 250 shares of Common Stock will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each such shareholder to deliver such information when the Common Stock certificates are surrendered following the effective time of the Transaction. Failure to provide such information may result in backup withholding.

      Consult Tax Advisor. As explained above, the amounts paid to you as a result of the Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. Federal income tax discussion set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Transaction, in light of your specific circumstances.

CONDUCT OF BUSINESS AFTER THE TRANSACTION

      We expect our business and operations to continue as they are currently being conducted and the Transaction is not anticipated to have any effect upon the conduct of such business. Upon termination of the registration of our Common Stock under the Exchange Act, we will cease the filing of periodic reports, proxy statements and other reports and documents otherwise required to be filed with the SEC.

      Other than as described in this Proxy Statement, neither UMC nor its management has any current plans or proposals to effect any extraordinary corporate Transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its board of directors or management; to materially change its dividend policy or indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

PAST BUSINESS COMBINATION DISCUSSIONS

      Prior to June 2003, UMC engaged in preliminary discussions with representatives of Global Axcess Corp. concerning a possible business combination between the two companies. Global Axcess Corp. is a small public company which operates an ATM network. The two companies exchanged some financial and business information. The companies did not engage in any negotiations regarding the price and other terms of a possible transaction and formally terminated the preliminary discussions in late June 2003 following the filing with the SEC of UMC's quarterly report for the period ended April 30, 2003 on Form 10-QSB ("April Form 10-QSB"). After Global Axcess Corp. reviewed the April Form 10-QSB and noted the continued losses indicated by that report, Global Axcess Corp. contacted UMC to discuss the financial position of UMC. Global Axcess Corp. was concerned about the extent of UMC's losses and the negative impact on Global Axcess Corp. if it combined with UMC. Consequently, UMC suggested and Global Axcess Corp. agreed to terminate the preliminary discussions. If at some later time, the companies decide to enter into negotiations regarding a potential business combination and ultimately consummate such combination, record shareholders owning less than 250 shares of Common Stock prior to the Transaction will not share in any potential benefits of such combination. However, the companies have no plans to enter into such negotiations.

APPRAISAL RIGHTS

      No appraisal rights are available under the Missouri General and Business Corporation Law to any shareholder who dissents from the proposal to approve the Transaction.

               EXCHANGE OF FRACTIONAL SHARE CERTIFICATES FOR CASH

      Promptly after the Transaction, UMC will mail to each holder of a certificate or certificates which immediately prior to the effective time of the Transaction evidenced outstanding shares that appear, based on information available to UMC, to have been converted into the right to receive a cash payment ("Certificates"), a letter of transmittal. The letter of transmittal will:

      o contain a certification for the fractional holder to sign stating the number of shares held by the fractional holder;

      o   request any other information we need;

      o specify that the risk of loss and title to the Certificates shall pass to UMC only when the Certificate is delivered to UMC; and

      o provide instructions to the fractional holder as to how to surrender the Certificates in exchange for the cash payment payable with respect to such Certificates.

      Upon surrender of a Certificate for cancellation to UMC, together with a fully completed and signed letter of transmittal containing the certification that the fractional holder holds fewer than 250 shares of our Common Stock and any other customary documents required pursuant to such instructions, the fractional holder will be entitled to receive a cash payment payable with respect to the shares formerly represented by the surrendered Certificate or Certificates. When a Certificate is surrendered, we will cancel it.

      UMC intends to permit shareholders holding Common Stock in street name through a nominee (such as a bank or broker) to be treated in the Transaction in the same manner as shareholders whose shares are registered in their names and will instruct nominees to effect the Transaction for their beneficial holders. However, nominees may have different procedures and shareholders holding Common Stock in street name should contact their nominees. Beneficial owners of fewer than 250 shares of Common Stock in "street name" will not be required to cash in their shares.

      UMC (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

      o make inquiries of any shareholder or other person as it may deem appropriate for purposes of effecting the Transaction; and

      o resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretation and other matters relating to the Transaction or any letter of transmittal, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time of the reverse stock split. All such determinations by UMC shall be final and binding on all parties.

      For purposes of effecting the Transaction, UMC may in its sole discretion, but shall not have any obligation to do so,

      o presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

      o aggregate the shares held (whether of record or beneficially) by any person or persons that UMC determines to constitute a single holder for purposes of determining the number of shares held by such holder.

      YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM UMC. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

                                  ESCHEAT LAWS

      The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Fractional holders whose shares are eliminated and whose addresses are unknown to UMC, or who do not return their stock certificates and request payment, generally will have a limited period of time after the Transaction in which to claim the cash payment.

      For example, with respect to fractional holders whose last known addresses are in Kansas, as shown by our records, the period is three (3) years. Following the expiration of that three-year period, the Uniform Disposition of Unclaimed Property Act of Kansas would likely cause the cash payments to escheat to the State of Kansas. For shareholders that reside in Missouri, as shown by our records, the period is five (5) years. Following the expiration of that five-year period, the Uniform Disposition of Unclaimed Property Act of Missouri would likely cause the cash payments to escheat to the State of Missouri.

      For shareholders who reside in other states or whose last known addresses, as shown by our records, are in states other than Kansas or Missouri, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than as set forth under Missouri or Kansas law.

                     COSTS AND FINANCING OF THE TRANSACTION

      The costs to UMC related to this Transaction are estimated to be as follows:

                                                      Approximate
                           Item                          Amount
                           ----                         -------
             Legal Fees                                 $40,000
             Independent Auditors Fees                    4,500
             Transfer Agent Fees                         25,000
             Printing and Mailing Costs                   8,000
             Proxy Forwarding Expenses                    3,000
             Newswire Expense                               300
             Cash-Out of Fractional Shares                5,000
                                                        -------

                                         TOTAL          $85,800

      In connection with our Annual Meeting, some of these fees and expenses would have been incurred regardless of the Transaction. However, we estimate that the Transaction resulted in additional costs of approximately $70,000. The consideration to shareholders and the fees and expenses incurred in connection with the Transaction will be paid from UMC's working capital.

                              FINANCIAL INFORMATION

      UMC hereby incorporates by reference (a) the financial statements and the notes thereto contained on pages 20 through 36 of UMC's Annual Report included as an Annex to this Proxy Statement, (b) the report of independent certified public accountants thereon contained on page 21 of the Annual Report, (c) Management's Discussion and Analysis or Plan of Operation contained on pages 10 through 19 of the Annual Report, (d) the Financial Statements and notes thereto contained on pages 3 through 8 of UMC's Quarterly Reports included as an Annex to this Proxy Statement and (e) Management's Discussion and Analysis or Plan of Operation contained on pages 8 through 16 of the Quarterly Reports.

      In addition, the following sets forth certain financial information for UMC and its subsidiaries for and as of the following periods and dates:

------------------------ --------------------------------- -------------------------------------
                                Three Months Ended                      Year Ended
------------------------ ---------------- ---------------- ------------------ ------------------
                          April 30, 2003   April 30, 2002   January 31, 2003   January 31, 2002
------------------------ ---------------- ---------------- ------------------ ------------------
 Ratio of Earnings to           --               --                 --                 --
   Fixed Charges(1)
------------------------ ---------------- ---------------- ------------------ ------------------

        (1)   UMC did not have earnings for any of the respective periods.


----------------------- ---------------- ----------------- -------------------
                         July 31, 2003    April 30, 2003    January 31, 2003
----------------------- ---------------- ----------------- -------------------
 Book Value Per Share       $0.071            $0.0975            $0.15
----------------------- ---------------- ----------------- -------------------

                          BOARD OF DIRECTORS DISCRETION

      Although the board requests  shareholder approval of proposed amendment to
Article III of UMC's Articles of Incorporation, the board reserves the authority to decide, in its discretion, to withdraw the proposed amendment from the agenda of the Annual Meeting prior to any shareholder vote thereon or to abandon the Transaction after such vote and before the effectiveness of the Transaction. Although the board presently believes that the proposed amendment is in the best interests of UMC and its shareholders, and thus has recommended a vote for the proposed amendment, the board nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the effective time of the Transaction, factual circumstances, while unlikely, could possibly change such that it might not be appropriate or desirable to effect the Transaction at this time. If the board decides to withdraw the proposed amendment from the agenda of the Annual Meeting, the board will notify the shareholders of such decision by announcement at the meeting.

             MARKET FOR COMMON STOCK, DIVIDENDS AND STOCK PURCHASES

MARKET FOR COMMON STOCK

      Currently, there is little, if any, public trading of our Common Stock. UMC believes that the Common Stock is currently eligible to be traded in the over- the- counter market, both on the OTC Bulletin Board and in the "pink sheets". UMC believes that the Common Stock trades publicly on a very infrequent basis.

DIVIDENDS

      No cash dividends were declared during fiscal years 2002 and 2003 or during the first quarter of fiscal year 2004. UMC does not currently expect to pay cash dividends in the immediate future.

STOCK REPURCHASES BY UMC

      In April 2002, we purchased 83,595 shares of Common Stock from David A. Windhorst, our former President, in connection with the settlement of litigation matters with Mr. Windhorst. The average purchase price for these shares was $0.16075 per share. However, under the settlement agreement, 25,000 of the shares, which were previously tendered to and not accepted by Mr. Windhorst, were assigned a value of Forty Cents ($0.40) per share, the value assigned to the shares at the time they were tendered to Mr. Windhorst in 2000. The remaining 58,595 shares owned by Mr. Windhorst were purchased for approximately Six Cents ($0.06) per share under the settlement agreement.

                                  VOTE REQUIRED

      The proposed Transaction must be approved by the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon. Any abstention or broker non-vote will have the effect of a vote against the proposed Transaction.

      As of the record date, the executive officers and directors of UMC beneficially owned a total of approximately 55% of the outstanding Common Stock entitled to vote at the Annual Meeting. Each executive officer and director of UMC has advised UMC that he or she intends to vote his or her shares in favor of the Transaction.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL 1 CONCERNING AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A 1-FOR-250 REVERSE STOCK SPLIT AND A 250-FOR-1 FORWARD STOCK SPLIT OF OUR COMMON STOCK.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


      Certain statements contained in this Proxy Statement that are not statements of historical fact may constitute "forward-looking statements". These statements are subject to risks and uncertainties, as described below.


      Examples of forward-looking  statements  include,  but are not limited to:
(i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, capital structure and other financial items, (ii) statements of plans and objectives of our management or board, including plans or objectives relating to our products or services,
(iii) statements of future economic performance, and (iv) statements of assumptions underlying the statements described in (i), (ii) and (iii). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "could," "intends," "plans," "estimates" or "anticipates," variations thereof or similar expressions.

      Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Our future results of operations, financial condition and business operations may differ materially from those expressed in these forward-looking statements. Investors are cautioned not to put undue reliance on any forward-looking statement.

      There are a number of factors that could cause actual results to differ materially from those discussed in the forward-looking statements, including those factors described below. Other factors not identified herein could also have such an effect. Among the factors that could cause actual results to differ materially from those discussed in the forward-looking statements are the following:

      o changes in laws or card association rules affecting our ability to impose surcharge fees, and continued customer willingness to pay surcharge fees;

      o our ability to form new strategic relationships and maintain existing relationships with issuers of credit cards and national and regional card organizations;

      o our ability to expand our ATM base and transaction processing business;

      o the availability of financing at reasonable rates for vault cash and for other corporate purposes, including funding our expansion plans;

      o our ability to maintain our existing relationships with an operator of combination convenience stores and gas stations at which we maintain 101 ATMs as of January 31, 2003;

      o our ability to maintain our existing relationship with an operator of retail stores at which we maintain 387 ATMs as of January 31, 2003;

      o our ability to keep our ATMs at other existing locations at reasonable rental rates and to place additional ATMs in preferred locations at reasonable rental rates;

      o the extent and nature of competition from financial institutions, credit card processors and third party operators, many of whom have substantially greater resources;

      o our ability to maintain our ATMs and information systems technology without significant system failures or breakdowns;

      o our ability to comply with regulatory requirements of Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Federal Reserve Board;

      o the extent of vault cash losses from certain ATMs funded by Universal Funding Corporation, for which we do not maintain insurance;

      o our ability to develop new products and enhance existing products to be offered through ATMs, and our ability to successfully market these products;

      o our ability to identify suitable acquisition candidates, to finance and complete acquisitions and to successfully integrate acquired assets and businesses into existing operations;

      o   our ability to retain senior management and other key personnel;

      o   changes in general economic conditions.

                                   PROPOSAL 2

                              ELECTION OF DIRECTORS

      The board presently consists of three directors, whose terms of office will expire upon the election of their successors at the Annual Meeting. The board has nominated each of the current directors of UMC for re-election at the Annual Meeting. The shareholders will be asked to elect each of the nominees listed below as a director for a term of one year and until his successor is elected and qualified, or until his earlier resignation or removal. Management expects all of such nominees to be available for election, but in the event that any of them should become unavailable, the persons named in the accompanying Proxy Statement will vote for a substitute nominee or nominees if so designated by the board. The three nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS

                                   A Director
          Name              Age    of UMC Since     Principal Occupation(1)

David S. Bonsal(2)           63        1987     Chairman of the Board and Chief
                                                    Executive Officer of UMC

Jeffrey M. Sperry(3)         59        1982       President, CB Richard Ellis,
101 Euclid Avenue                                Albany, New York, real estate
Albany, NY 12203                                            company

Arthur M. Moglowsky          66        1981      Attorney and Shareholder, Bass
9120 N. Port Washington Rd.                       & Moglowsky, S.C., Milwaukee,
Milwaukee, WI 53217                                         Wisconsin
--------------

     (1) Unless otherwise indicated, each director has had the same principal occupation during the last five years.

     (2) Mr. Bonsal is a principal shareholder of Universal Funding Corporation. See "Certain Relationships and Related Transactions." Mr. Bonsal also serves on the Board of Directors and the Audit Committee of The Ferrite Company, Inc.

     (3) Prior to 1999, Mr. Sperry served as Executive Vice President of Robert Cohn Associates, Inc., Albany, New York, a real estate company.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      There were five meetings of the board during the last fiscal year. The board has established an Audit Committee. The committee members are Jeffrey M. Sperry and Arthur M. Moglowsky. See "-Nominees for Election as Directors." The Audit Committee assists the board in satisfying the accounting and financial reporting responsibilities of UMC, reviewing and implementing internal controls and reviewing and assessing the scope and expense of the annual audit and related services provided by UMC's independent accountants. The Audit Committee met three times during the last fiscal year. Each director attended all meetings of the board and of any committee of which the director was a member during the last fiscal year. UMC does not have standing compensation or nominating committees, or committees performing similar functions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires UMC's directors, executive officers and persons who beneficially own more than ten percent of our Common Stock to file reports of beneficial ownership and reports of changes in beneficial ownership with the SEC and to provide us copies. Based solely upon a review of the copies of such reports provided to us and written representations from directors and executive officers, we believe that all applicable Section 16(a) filing requirements for the fiscal year ended January 31, 2003 have been met.

      THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 2.

                              INDEPENDENT AUDITORS

      On August 21, 2003, BKD LLP informed us that it would not stand for re-election as independent auditor to audit the financial statements of UMC for the current fiscal year. The board has not selected the independent auditors to audit our financial statements for the current fiscal year.

      BKD LLP reviewed our Quarterly Report on Form 10-QSB for the fiscal quarter ended April 30, 2003 and has agreed to review our Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2003.

      BKD LLP's reports on our financial statements for the last two years did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit of UMC's financial statements contained in the Annual Report, BKD LLP did raise concerns about UMC's ability to continue as a going concern. In response, UMC provided the disclosure set forth in Note 2 to the Consolidated Financial Statements in the Annual Report and on May 16, 2003, the principal shareholder of UMC committed to provide UMC a $300,000 line of credit. The commitment contains provisions that the maximum availability on the line of credit will be reduced during the year by the amount of equity infusions or certain long-term debt. The commitment also provides that the line will be reduced quarterly as long as the company maintains positive year to date cash flows, as defined in the commitment. As a result of these actions, BKD LLP's most recent report, contained in the Annual Report, does not contain a paragraph discussing going concern uncertainty.

      During our two most recent fiscal years and the interim period prior to the decision of BKD LLP not to stand for re-election, there were not any disagreements with BKD LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BKD LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report. None of the events described in Item 304(a)(1)(iv)(B) of Regulation S-B has occurred within our two most recent fiscal years and the interim period prior to the decision of BKD LLP not to stand for re-election.

      Representatives of BKD LLP are expected to be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions concerning the audit report.

AUDIT FEES

      The aggregate fees billed by BKD LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended January 31, 2003 and for reviews of the financial statements included in our Quarterly Reports on Form 10-QSB for that fiscal year were $69,703.

ALL OTHER FEES

      The aggregate fees billed by BKD LLP for services rendered to us other than the services described above under "Audit Fees" for the fiscal year ended January 31, 2003 were $17,384, which included expenses related to the review and tax work for Universal Funding Corporation, preparation of tax returns for the fiscal year ended January 31, 2003, attendance at the August, 2002 annual meeting and miscellaneous clerical expenses. There were no fees incurred for financial information systems design and implementation.

      The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of BKD LLP. See "AUDIT COMMITTEE REPORT".

                             AUDIT COMMITTEE REPORT

      The audit committee operates under a written charter approved by the committee and adopted by the board. All of the members of the committee are independent as defined under in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

      In fulfilling its responsibilities, the committee reviewed and discussed UMC's audited financial statements for the fiscal year ended January 31, 2003 with our management and independent auditors. The committee also discussed with BKD LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the independent auditors their independence in relation to us and our management. The committee also considered the non-audit services provided to us by the independent auditors and concluded that such services were compatible with maintaining their independence.

      Based upon the reviews and discussions referred to above, the committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003 filed with the SEC.

                                    Submitted by the Audit Committee




                                    Arthur M. Moglowsky
                                    Jeffrey M. Sperry

                        EXECUTIVE OFFICERS OF THE COMPANY

      The executive officers of UMC are as follows:

                 Name               Age              Position(1)
                 ----               ---              --------

          David S. Bonsal(2)         63     Chairman of the Board of
                                            Directors and Chief Executive
                                            Officer

          Pamela A. Glenn(3)         41     Senior Vice President and
                                            Corporate Secretary


     (1) Executive officers serve at the pleasure of the board. Unless otherwise indicated, each executive officer has had the same principal occupation during the last five years. The business address and phone number of each executive officer is Universal Money Centers, Inc., 6800 Squibb, Mission, Kansas 66202, and the telephone number is (913) 831-2055.

     (2) David S. Bonsal has served as the Chairman and Chief Executive Officer of UMC since 1988. Mr. Bonsal is also a principal shareholder of Universal Funding Corporation. See "Certain Relationships and Related Transactions."

     (3) Pamela A. Glenn has served as Senior Vice President since April 2002 and Corporate Secretary since September 1995. Ms. Glenn served as Vice President of UMC from May 1995 to April 2002, as a Sales Representative and Account Manager of UMC from 1991 to May 1995 and held various positions with UMC from 1982 to 1991.

                             EXECUTIVE COMPENSATION

OFFICER COMPENSATION

      The following table sets forth certain summary information concerning the compensation paid and awarded for the years indicated to UMC's Chief Executive Officer and to each executive officer of UMC who received compensation in excess of $100,000 for services rendered in all capacities to UMC and its subsidiaries during UMC's fiscal year ended January 31, 2003.

                                     Summary Compensation Table

                                                                     Long-Term
                                       Annual Compensation         Compensation
     Name and                                                    Restricted Stock      All Other
 Principal Position           Year    Salary($)   Bonus($)(1)      Award ($)(2)     Compensation($)
 ------------------           ----    ---------   -----------      ------------     ---------------

David S. Bonsal, Chief        2003       97,292     4,500                 0            1,875(3)
Executive Officer             2002      114,792         0                 0            3,750(3)
                              2001      125,000         0            20,000            3,750(3)

Donald R. Peterson, Former    2003      122,215     3,000                --               --
Chief Operating Officer
------------------------

     (1) Includes bonuses received in the reported year. The payment of bonuses is at the discretion of the board.

     (2) The restricted stock award consisted of 50,000 shares of Common Stock which vested in four equal installments, on March 31, June 30, September 30 and December 31, 2001. The value of the restricted shares shown is based upon our valuation of unrestricted shares at the time of the award.

     (3)  The  amounts  shown  for  fiscal  2003,   2002  and  2001  consist  of
contributions by us under our SIMPLE IRA Plan.

DIRECTOR COMPENSATION

      UMC currently pays each non-employee director a cash fee of $750 for each board meeting attended in person and a cash fee of $250 for each board meeting attended by telephone. Directors are reimbursed for certain reasonable expenses incurred in attending meetings. Officers of UMC do not receive any additional compensation for serving as members of the board.

      UMC currently pays each non-employee committee member a cash fee of $750 for each committee meeting attended in person and a cash fee of $250 for each committee meeting attended by telephone. Committee members are reimbursed for certain reasonable expenses incurred in attending meetings.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of July 31, 2003 with respect to the beneficial ownership of the Common Stock by (a) each beneficial owner of more than 5% of the outstanding shares thereof, (b) each director and each nominee to become a director, (c) each executive officer named in the Summary Compensation Table and (d) all executive officers, directors and nominees to become directors of UMC as a group.

                                   Number of Shares         Percent of Common
Name of Beneficial Owner          Beneficially Owned      Stock Outstanding(1)
------------------------          ------------------      --------------------
David S. Bonsal (2)                  2,174,341                   52.3%
Jeffrey M. Sperry                       12,478                     *
Arthur M. Moglowsky                     29,776                     *
Directors and executive              2,291,595                   55.1%
officers as a group
(4 persons)

* Represents beneficial ownership of less than one percent.

     (1) Percentages are determined in accordance with Rule 13d-3 under the Exchange Act.

     (2) The address of Mr. Bonsal is c/o Universal Money Centers, Inc., 6800 Squibb Road, Mission, Kansas 66202.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

UNIVERSAL FUNDING CORPORATION

      We have maintained a business relationship with Universal Funding Corporation, a Missouri corporation ("Universal Funding"), since August 1989. The relationship began in 1989 as a result of our severe financial problems. The operation of our ATM network generally requires that we supply vault cash to ATMs owned by us to fund cash withdrawals. As a result of our financial problems, lenders were generally unwilling to extend loans, partly because of the concern that our creditors would assert claims against cash physically located in ATMs owned by us. We did not have sufficient cash to supply the vault cash for these ATMs. In order to resolve this problem and to permit us to continue to operate certain ATMs, Universal Funding was formed in 1989 by David
S. Bonsal, the Chairman of the Board, John L. Settles, a former President of ours, and William Smithson, a shareholder. In 2000, Mr. Smithson sold his interest in Universal Funding to Mr. Bonsal and Mr. Settles. Each of them now owns one-half of Universal Funding. Mr. Settles was our President from April 1989 through October 1990 and then from June 1999 to November 2001.

      In 1989, we sold approximately 60 ATMs to Universal Funding for which Universal Funding had agreed to provide vault cash. Universal Funding requested the sale of the ATMs to Universal Funding as a condition to providing vault cash, in order to provide additional protection against seizure of Universal Funding's vault cash by our creditors. We entered into a Management Agreement with Universal Funding in 1989. The Management Agreement was designed to provide us with the economic benefits of ownership and operation of the ATMs sold to Universal Funding, while providing to shareholders and lenders of Universal Funding the protection from our creditors and the investment return necessary to attract their investment.

      In the Management Agreement, Universal Funding agreed to enter into contracts with site owners for the placement of the ATMs acquired from us, to provide vault cash necessary for the operation of the ATMs and to contract for an armored security service for deliveries of cash to ATMs. In exchange for these services, Universal Funding received all interchange fees for Transactions processed on the ATMs for which it provided vault cash. Under the Management Agreement, we agreed to "drive" the ATMs sold to Universal Funding and to provide accounting, maintenance and communication services. In exchange for these services, Universal Funding agreed to pay us a management fee equal to Universal Funding's "net income". Universal Funding's "net income" is defined in the Management Agreement as revenues from interchange fees, less armored security charges, interest expense on funds borrowed to provide vault cash, ATM location expenses, debt service related to the purchase of the ATMs, taxes or insurance on ATMs, and a monthly payment to each of Universal Funding's shareholders representing a return on their equity investment in Universal Funding. The amount of the monthly payment to the shareholders is based upon the amount of their equity investment in Universal Funding and is paid on the equity investment at a rate of 18% per annum, or a total of approximately $25,000 per year. The management fee is to be paid to us on a monthly basis after Universal Funding has met all of its other cash expenses, including the payment of interest on outstanding borrowings and the monthly payment to Universal Funding's shareholders. In addition, in the Management Agreement, the shareholders of Universal Funding grant us an option to purchase all of the outstanding stock of Universal Funding at any time for an amount equal to 110% of the capital contributed by the shareholders to Universal Funding plus any arrearages in the payment of expenses due under the Management Agreement. Management believes that the amount of the exercise price would have been approximately $165,000 as of January 31, 2003. The Management Agreement extends for successive twelve (12) month terms, unless either party provides written notice of termination to the other party at least thirty (30) days prior to the end of a twelve (12) month term.

      Since 1989, the relationship between Universal Funding and us has expanded to cover additional ATMs, as a result of the loss of other sources of financing and in order for us to take advantage of opportunities to place additional ATMs. Universal Funding currently supplies vault cash for approximately one-half of the ATMs owned by us. We lease to Universal Funding the ATMs for which Universal Funding provides vault cash for rent of $10.00 per month. Universal Funding requested the leasing arrangement for our ATMs in order to provide protection against seizure of its vault cash. We have replaced the ATMs originally purchased by Universal Funding, and Universal Funding no longer owns any ATMs in our network. Universal Funding does not provide vault cash for ATMs in our network which are owned by banks or by third party vendors. At January 31, 2003 and 2002, Universal Funding had vault cash of approximately $2,200,000 and $2,200,000, respectively, located in approximately 157 and 249 ATMs, respectively, owned by us.

      We paid expenses to Funding of $33,082 and $34,993 in fiscal years 2003 and 2002, respectively. Pursuant to the Management Agreement, we assume the risk of theft or other shortages of cash from the ATMs for which Funding supplies vault cash. We incurred losses of $50,830 and $40,419 from vault cash shortages in fiscal 2003 and 2002, respectively.

      Universal Funding borrows the funds that are used to supply vault cash principally from (i) Electronic Funds Transfer, Inc., our wholly owned subsidiary ("EFT"), (ii) David S. Bonsal, our Chairman and Chief Executive Officer, and a limited partnership in which Mr. Bonsal is the general partner,
(iii) our employees and (iv) other lenders. The loans generally have terms that range from 30 days to six months and are automatically rolled over at maturity unless prior written notice of termination is given at least 30 days before maturity. As of January 31, 2003, Universal Funding paid interest on loans at rates ranging from 9% to 11% per annum. At January 31, 2003, the aggregate outstanding amount of the loans was approximately $2,234,000, of which $0 was owed to EFT, approximately $1,202,000 was owed to Mr. Bonsal and the related limited partnership, approximately $50,000 was owed to owed to employees of ours and approximately $982,000 was owed to other lenders. The maximum outstanding balances of the loans made by EFT to Universal Funding in fiscal 2003 and 2002 were $514,715 and $945,715, respectively. The total interest earned by us on loans from EFT to Universal Funding in fiscal 2003 and 2002 was $29,851 and $81,298, respectively.

      The interest rate on loans from David S. Bonsal and the related limited partnership that were outstanding during fiscal 2003 and 2002 and as of January 31, 2003 was 9-11% per annum. The total interest paid by Funding to David S. Bonsal and the related limited partnership for loans to Funding was approximately $126,466 in fiscal 2003 and approximately $138,482 in fiscal 2002.

      As noted above, the shareholders of Funding receive a return on their equity investment in Funding each month before Funding pays the management fee to us. The amount of the monthly payment to the shareholders is based upon the amount of their equity investment in Funding and is paid on the equity investment at a rate of 18% per annum. For each of fiscal 2003 and 2002, the amount paid by Funding to the shareholders of Funding as a return on equity investment was approximately $24,894 and $24,894, respectively.

LOAN COMMITMENT

      On May 16, 2003, David S. Bonsal, Chairman of the Board and Chief Executive Officer, committed to provide UMC a $300,000 line of credit. The commitment contains provisions that the maximum availability on the line of credit will be reduced during the year by the amount of equity infusions or certain long-term debt. The commitment also provides that the line will be reduced quarterly as long as the company maintains positive year to date cash flows, as defined in the commitment. The line of credit will bear interest on the daily outstanding balance at a rate to be determined by the Board of Directors at the time of the company draws on the line of credit.

                          FUTURE SHAREHOLDER PROPOSALS


      We currently anticipate that for our 2004 annual meeting of shareholders ("2004 Annual Meeting") will be held on December 11, 2004.


      Our By-laws contain advance notice provisions governing certain matters, including shareholder proposals and shareholder nominations of candidates for the election to the board. Under our By-laws, notice of any such proposal or nomination must be in writing and must be delivered to our Secretary at our principal executive offices (a) no less than sixty (60) days prior to the scheduled date of an annual shareholders' meeting, or (b) if the notice to shareholders or the public announcement of the scheduled date of the annual shareholders' meeting is not given or made at least seventy (70) days prior to the scheduled date of the meeting, not more than ten (10) days following the day on which we mail notice or make a public announcement of the scheduled date of the meeting. Any such shareholder proposal or nomination for election to the board must also comply with the other applicable provisions of the advance notice provisions in our By-laws.


      Assuming that the date of the 2004 Annual Meeting is not changed, any shareholder nomination for director to be considered at that meeting or any proposal that a shareholder desires to have included in our proxy materials for the 2004 Annual Meeting must be received by our Secretary at our principal executive offices no later than July 14, 2004, in order to be considered for possible inclusion in the proxy materials and in order to be timely under the advanced notice provisions of our By-laws. Any such proposal must comply with the applicable rules of the SEC.


      No shareholder proposal or nomination will be considered at the 2004 Annual Meeting of Shareholders unless it is presented in accordance with the foregoing requirements. A copy of our By-laws containing the advance notice provisions can be obtained by any shareholder by written request to our Secretary at our principal executive offices.

                                     GENERAL

OTHER MATTERS

      As described above under "Future Shareholder Proposals," the By-laws of UMC require that prior written notice of any business to be brought before an annual shareholders' meeting be given to UMC a specified period of time prior to the meeting. Because no such notice has been received in a timely manner, the only business that may be properly brought before the Annual Meeting are the matters set forth herein or those brought before the Annual Meeting by or at the direction of the board. The board does not intend to present any matter for action at the Annual Meeting other than the matters described herein. If any other matters do properly come before the meeting, proxies in the accompanying form confer upon the persons named in such proxies discretionary authority to vote upon such matters, to the extent permitted under the applicable rules of the SEC.

SOLICITATION OF PROXIES

      In addition to the solicitation of proxies from shareholders by use of the mails, it is expected that a limited number of employees of UMC, without additional compensation, may solicit proxies from shareholders by telephone, telegraph and personal visits. It is expected that banks, brokerage houses and others will be requested to forward the soliciting material to their principals and obtain authorization for the execution of proxies. All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, as well as the reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and others, will be borne by UMC.

                             ADDITIONAL INFORMATION

      UMC is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. UMC has filed a Schedule 13E-3 with the SEC in connection with the proposed Transaction. As permitted by the rules and regulations of the SEC, this Proxy Statement does not contain all of the information set forth in the Schedule 13E-3. The Schedule 13E-3, including exhibits and other filings made by UMC as described above, may be inspected without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained upon payment of the SEC's prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site, which contains reports, proxy and information statements and other information regarding registrants that, like UMC, file electronically with the SEC, at the following address: http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Proxy Statement.

      The following documents filed with the SEC by UMC are incorporated into this Proxy Statement by reference:

      UMC hereby incorporates by reference (a) the financial statements and the notes thereto contained on pages 20 through 36 of UMC's Annual Report included as an Annex to this Proxy Statement, (b) the report of independent certified public accountants thereon contained on page 21 of the Annual Report, (c) Management's Discussion and Analysis or Plan of Operation contained on pages 10 through 19 of the Annual Report, (d) the Financial Statements and notes thereto contained on pages 3 through 8 of UMC's Quarterly Reports included as an Annex to this Proxy Statement and (e) Management's Discussion and Analysis or Plan of Operation contained on pages 8 through 16 of the Quarterly Reports.

                                     ANNEXES

      The following documents are being delivered to UMC's shareholders together with this Proxy Statement.

      Annual Report to Shareholders for the fiscal year ended January 31, 2003.

      Quarterly Report on Form 10-QSB for the quarter ended April 30, 2003.

      Quarterly Report on Form 10-QSB for the quarter ended July 31, 2003.



                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    David S. Bonsal
                                    Chairman of the Board
                                    and Chief Executive Officer


DATE: November 12, 2003

                                   APPENDIX A

                      PROPOSED AMENDMENT TO ARTICLE III OF
                     THE COMPANY'S ARTICLES OF INCORPORATION
                   TO EFFECT THE PROPOSED REVERSE STOCK SPLIT
                             AND FORWARD STOCK SPLIT



      RESOLVED, that Article III of the Company's Articles of Incorporation is hereby amended by adding at the end of Article III the following provisions:

                               Reverse Stock Split
                             and Forward Stock Split

      At 8:00 p.m. (Central time) on the effective date of the amendment adding these paragraphs to Article III ("Effective Date"), each share of the Corporation's Common Stock, $.01 par value ("Common Stock"), held of record as of 8:00 p.m. (Central time) on the Effective Date shall be and hereby is automatically reclassified and converted, without further action, into one-two hundred fiftieth (1/250) of a share of the Corporation's Common Stock. No fractions of shares shall be issued to any Fractional Holder (as defined below), and from and after 8:00 p.m. (Central time) on the Effective Date, each Fractional Holder shall have no further interest as a shareholder in respect of such fractions of shares, and in lieu of receiving such fractions of shares shall be entitled to receive, upon surrender of the certificate or certificates representing shares of Common Stock held of record by such Fractional Holder, an amount equal to the fair value of such fractional share as determined by the Board of Directors of the Corporation. A "Fractional Holder" is defined as a holder of record of fewer than 250 shares of Common Stock as of 8:00 p.m. (Central time) on the Effective Date, who would be entitled to less than one whole share of Common Stock in respect of such shares as a result of such reclassification and conversion.

      At 9:00 p.m. (Central time) on the Effective Date, each share of the Corporation's Common Stock and any fraction thereof held by a holder of record of one or more shares of Common Stock as of 9:00 p.m. (Central time) on the Effective Date shall be and hereby is automatically reclassified and converted, without further action, into the Corporation's Common Stock, on the basis of two hundred fifty (250) new shares of Common Stock for each whole share of Common Stock.

   Please Complete, Sign, Date and Return this Proxy in the Enclosed Envelope.


                                      PROXY

                          Universal Money Centers, Inc.
                                6800 Squibb Road
                              Mission, Kansas 66202

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints David S. Bonsal and Pamela A. Glenn, and each of them, jointly and severally, with full power of substitution, as proxies for the undersigned at the Annual Meeting of Shareholders of Universal Money Centers, Inc., to be held at the offices of Stinson Morrison Hecker LLP, 2600 Grand Avenue, Kansas City, Missouri 64108, on December 11, 2003, at 10:00 a.m. Central time, and at any adjournment, to vote the shares of common stock the undersigned would be entitled to vote, if personally present, upon the election of directors, the proposal stated on this Proxy and any other matter properly brought before the meeting, all as set forth in the November 12, 2003 Proxy Statement.

     Unless otherwise marked, this Proxy will be deemed marked "For" on Proposal 1 and marked "Granted" on Proposal 2, and voted accordingly.

                -----                                       -----

                         [Place shareholder label here]

                -----                                       -----

--------------------------------------------------------------------------------

[X]        Please mark your
           votes as in this
           example.

                        THE BOARD OF DIRECTORS RECOMMENDS
             A VOTE "FOR" ON PROPOSAL 1 AND "GRANTED" ON PROPOSAL 2

                                                  FOR      AGAINST      ABSTAIN

1.   Approval of the proposed  amendment  to      [ ]        [ ]          [ ]
     the Articles of Incorporation to effect
     a  1-for-250 reverse stock split of the
     outstanding common  stock  followed  by
     a 250-for-1 forward stock split.

2.   Authority granted to or  withheld  from      Authority        Authority
     the  proxies  to vote for the following
     nominees as  Directors  (or  substitute   GRANTED to vote  WITHHELD to Vote
     nominee(s)  designated  by the Board of      nominees      for all nominees
     Directors if any of  them  becomes  un-        [ ]               [ ]
     available): David S. Bonsal, Jeffrey M.
     Sperry and Arthur M. Moglowsky.

     (INSTRUCTIONS: To withhold authority to
     vote for any individual  nominee,  line
     through that nominee's name in the list
     above.   Instructions   for  cumulative
     voting are set forth on page 1  of  the
     Proxy Statement.)

     This Proxy confers discretionary authority to vote upon certain matters, as described in the accompanying Proxy Statement.

SIGNATURE                DATE:            SIGNATURE                DATE:
         ---------------      --------             ---------------      --------

(Note: Please sign exactly as name appears on this Proxy. Executors, administrators, trustees, etc., should so indicate when signing, giving their full title as such. If a signer is a corporation or other entity, execute in full corporation or entity name by authorized officer. If shares are held in the name of two or more persons, all should sign.)